UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )
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☑ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
ENTERASYS NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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50 Minuteman Road
Andover, Massachusetts 01810
[ ● ] [ ● ], 2005
Dear Stockholder:
      You are cordially invited to attend a Special Meeting of Stockholders to be held on [ ● ], [ ● ] [ ● ], 2005 at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110.
      At this meeting, you are being asked to approve an amendment to the Enterasys Networks, Inc. (“Enterasys”) certificate of incorporation that would effect a one-for-eight reverse split of Enterasys’ common stock.
      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE REVERSE STOCK SPLIT.
      You should read with care the proxy statement that describes the amendment and which presents other important information. Please complete, sign and return your proxy promptly in the enclosed envelope. We are also offering our stockholders the opportunity to vote electronically via the Internet or by telephone, detailed instructions for which are enclosed.
      We hope that you will join us on [ ● ] [ ● ], 2005.

Sincerely,

Mark Aslett
Chief Executive Officer and President

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
[ ● ], [ ● ] [ ● ], 2005
       Notice is hereby given that a special meeting of stockholders of Enterasys Networks, Inc. (the “Company”) will be held at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, on [ ● ], [ ● ] [ ● ], 2005 at 10:00 a.m., Eastern Time, for the following purposes:

1. to vote on an amendment to the Company’s certificate of incorporation which would effect a one-for-eight reverse split of the Company’s common stock;

2. to permit the Company’s board of directors or its chairman, in its or his discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the foregoing proposal; and

3. to act upon such other matters as may properly come before the special meeting or any adjournments or postponements thereof.
      Only stockholders of record at the close of business on [ ● ] [ ● ], 2005 are entitled to notice of and to vote at the special meeting and any and all adjourned sessions thereof.

By order of the Board of Directors,

GERALD M. HAINES II
Secretary
Andover, Massachusetts
[ ● ] [ ● ], 2005
IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE SPECIAL MEETING. PLEASE VOTE EITHER ELECTRONICALLY, BY TELEPHONE OR BY SIGNING AND RETURNING THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

ENTERASYS NETWORKS, INC.
50 Minuteman Road
Andover, Massachusetts 01810
PROXY STATEMENT
For the Special Meeting of Stockholders
To Be Held On [ ● ], [ ● ] [ ● ], 2005
SPECIAL MEETING
      The enclosed form of proxy is solicited on behalf of the Board of Directors of Enterasys Networks, Inc. (the “Company”) for use at a special meeting of stockholders (the “Meeting”) to be held at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, on [ ● ], [ ● ] [ ● ], 2005, at 10:00 a.m., Eastern Time, and at any and all adjourned sessions thereof.
      The proxies named in the form of proxy have been designated by the Board of Directors of the Company. Giving the proxy will not affect your right to revoke the proxy prior to voting or your right to vote in person should you decide to attend the Meeting. Shares represented by the enclosed form of proxy, when properly executed and presented, will be voted as directed therein.
      This proxy statement and the enclosed form of proxy is expected to be mailed to the Company’s stockholders on or about [ ● ] [ ● ], 2005.
Matters to be Considered at the Special Meeting
      The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying Notice of Special Meeting of Stockholders.
Proxy Solicitation
      The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation in addition to their regular salaries) may communicate directly or by mail, telephone, or other communication methods with stockholders to solicit proxies. The Company will also reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.
      The Company has hired [ ● ] to assist in obtaining proxies from its stockholders on a timely basis. The Company will pay [ ● ] a fee of $[ ● ], plus [ ● ]’s reasonable expenses, for these services.
Outstanding Shares and Voting Power
      The holders of record of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at the close of business on [ ● ] [ ● ], 2005 are entitled to receive notice of and to vote at the Meeting. As of that date there were [ ● ] outstanding shares of Common Stock. All outstanding shares of the Company’s Common Stock vote together as a single class on all matters, and each share of Common Stock is entitled to one vote.
      Consistent with state law and under the Company’s bylaws, a majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum. Abstentions and “broker non-votes” (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) are counted as present for the purpose of determining the presence of a quorum for the transaction of business at the Meeting. Under the Company’s bylaws, any meeting of stockholders may be adjourned from time to time by a majority of the votes properly cast on the question, whether or not a quorum is present. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the Meeting.

      The proposed amendment to the Company’s certificate of incorporation to effect a one-for-eight reverse split of the Common Stock will be approved if holders of a majority of the shares of Common Stock outstanding on the record date for the Meeting vote in favor of the proposal. The election inspectors will count the total number of votes cast “for” this proposal to determine whether the proposal has received the required vote. Abstentions and broker non-votes will have the effect of a vote against this proposal.
      The proposal to authorize the board or directors or chairman of the Company, in its or his discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies will be approved if holders of a majority of the shares of Common Stock present at the Meeting and properly cast on the proposal vote in favor of the proposal. The election inspectors will count the total number of votes cast “for” this proposal and the number of votes “against” this proposal for the purpose of determining whether this proposal has received the required vote. Broker non-votes and abstentions will have no effect on this proposal.
Voting Electronically Via the Internet or by Telephone
      Stockholders whose shares are registered directly with EquiServe may vote either via the Internet or by calling EquiServe. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and to confirm that your instructions have been properly recorded.
      If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your proxy statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, or if you do not wish to vote via the internet or telephone, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided.
Voting and Revocation of Proxies
      You may revoke your proxy at any time before it is exercised by (i) returning to the Company another properly signed proxy representing such shares and bearing a later date, (ii) delivering a written revocation to the Secretary of the Company, or (iii) attending the Meeting or any adjourned session thereof and voting in person the shares covered by the proxy. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked prior to the Meeting, will be voted at the Meeting as directed therein. If a proxy is properly executed and received by the Secretary of the Company, but no instructions are indicated, then the proxy will be voted in favor of both proposals and in the discretion of the proxy on all other matters that properly come before the Meeting.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth the number of shares of the Company’s voting stock beneficially owned (as determined under the rules of the SEC), directly or indirectly, as of August 30, 2005, by (i) each current director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table, (iii) all current directors and executive officers of the Company as a group, and (iv) each person who is known to the Company to beneficially own more than five percent (5%) of the outstanding shares of any class of the Company’s voting stock, as well as the percentage of the outstanding voting stock represented by each such amount. The information in the table is based on information available to the Company. The total number of shares of Common Stock outstanding on August 30, 2005 was 218,571,216. Except as otherwise indicated, each person has sole investment and voting powers with respect to the shares shown as beneficially owned.

	Shares Beneficially Owned

		Percent of
Name	Number	Class

5% Stockholders
Elm Ridge Capital Management, LLC(1)	20,125,500	9.21%
Kopp Investment Advisors, LLC(2)	17,267,784	7.90%
Barclays Global Advisors, NA(3)	13,886,662	6.35%
Elloitt Associates, L.P.(4)	12,964,300	5.93%
Pennant Capital Management, LLC(5)	11,000,000	5.03%

Officers and Directors
Mark Aslett(6)	1,034,415	*
Paul R. Duncan(7)	88,765	*
Michael Gallagher(8)	50,000	*
Gerald M. Haines II(9)	630,534	*
Edwin A. Huston(10)	101,000	*
Ronald T. Maheu(11)	75,000	*
William K. O’Brien(12)	1,710,747	*
Michael Rivers(13)	0	*
Bruce J. Ryan	0	*
James Sims(14)	133,334	*
Leon Woo(15)	454,164	*
All current directors and executive officers as a group (14 persons)(16)	5,245,896	2.40%

*	Less than one percent

(1)	As reported on a Schedule 13D dated April 13, 2005 filed by Elm Ridge Capital Management, LLC: Elm Ridge Capital Management, LLC has shared voting and dispositive power with respect to 20,125,500 shares; Elm Ridge Value Partners Offshore Fund, Inc. has shared voting power with respect to 11,457,600 shares, and Ronald E. Gutfleish has shared voting and dispositive power with respect to 20,125,500 shares. Elm Ridge Capital Management, LLC and Ronald E. Gutfleish disclaim beneficial ownership of these shares except with respect to its and his pecuniary interest therein, respectively. The address of Elm Ridge Capital Management, LLC and Ronald E. Gutfleish is c/o Elm Ridge Capital Management 747 Third Avenue, 33rd Floor, New York, NY 10017. The address of Elm Ridge Value Partners Offshore Fund, Inc. is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896 Harbour Centre, 2nd Floor, George Town, Grand Cayman, Cayman Islands.

(2)	As reported on a Schedule 13G/ A dated January 24, 2005 filed by Kopp Investment Advisors, LLC, Kopp Holding Company, LLC, Kopp Holding Company and LeRoy C. Kopp: Kopp Investment Advisors, LLC (“KIA”), a subsidiary of Kopp Holding Company, LLC (“KHC”), has sole voting power with respect to 12,691,034 shares, sole dispositive power with respect to 4,000,000 shares and shared dispositive power with respect to 11,227,784 shares. KHC and Kopp Holding Company each have beneficial ownership of 17,267,784 shares. LeRoy C. Kopp has sole voting and dispositive power with respect to 5,064,000 shares and beneficial ownership of 20,291,784 shares. Of the shares beneficially owned by these entities, 15,617,784 are held in a fiduciary or representative capacity. Accordingly, persons other than the reporting persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such sales. No person individually has an interest that relates to more than five percent of the class. The address of each of KIA, KHC, Kopp Holding Company, and Mr. Kopp is 7701 France Avenue South, Suite 500, Edina, MN 55435.

(3)	As reported on a Schedule 13G dated December 31, 2004 filed by Barclays Global Investors, N.A.: Barclays Global Investors, NA. has sole voting power with respect to 12,394,689 shares, sole dispositive power with respect to 13,886,662 shares and beneficial ownership of 13,886,662 shares, and Barclays Global Fund Advisors has sole voting and dispositive power with respect to 2,311,079 shares and beneficial ownership of 2,311,079 shares. The address of Barclays Global Investors NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 941054.

(4)	As reported on a Schedule 13D dated August 4, 2005 filed by Elliott Associates, L.P. (“Elliott”): Elliott has sole voting and dispositive power with respect to 5,185,720 shares. Elliott International, L.P. (“Elliott International”) and Elliott International Capital Advisors Inc. (“EICA”) have shared voting and dispositive power over 7,778,580 shares. Paul E. Singer (“Singer”), Elliott Capital Advisors, L.P. (“Capital Advisors”), and Elliott Special GP, LLC (“Special GP”) are the general partners of Elliott. The general partners of Capital Advisors are Singer, Braxton Associates, Inc. (“Braxton”) and Elliott Asset Management LLC (“Asset Management”). The managing members of Special GP are Singer, Capital Advisors, Asset Management and Braxton. Hambledon, Inc. (“Hambledon”) is the sole general partner of Elliott International. EICA is the investment manager for Elliott International and expressly disclaims equitable ownership and pecuniary interest in any shares. Singer is the sole director and officer of each of Braxton, Hambledon and EICA. The business address of Elliott, EICA, Singer, Capital Advisors, Braxton, Asset Management and Special GP is 712 Fifth Avenue, 36th Floor, New York, New York 10019. The address of Elliott International and Hambledon is c/o Bank of Bermuda (Cayman) Limited, Strathvale House, 2nd Floor, North Church Street, George Town, Grand Cayman, Cayman Islands.

(5)	As reported on a Schedule 13D dated May 10, 2005 filed by Pennant Capital Management, LLC: Pennant Capital Management and Alan Fournier each have shared voting power and shared dispositive power with respect to 11,000,000 shares and beneficial ownership of 11,000,000 shares. Pennant Capital Management LLC and Alan Fournier disclaim beneficial ownership of these shares except with respect to its and his pecuniary interest therein, respectively. The address of each of Pennant Capital Management and Alan Fournier is 40 Main Street, Chatham, NJ 07928.

(6)	Includes 1,022,915 shares of Common Stock subject to options exercisable within 60 days after August 30, 2005.

(7)	Includes 85,432 shares of Common Stock subject to options exercisable within 60 days after August 30, 2005.

(8)	Consists of 50,000 shares of Common Stock subject to options exercisable within 60 days after August 30, 2005.

(9)	Includes 622,234 shares of Common Stock subject to options exercisable within 60 days after August 30, 2005.

(10)	Includes 100,000 shares of Common Stock subject to options exercisable within 60 days after August 30, 2005.

(11)	Consists of 75,000 shares of Common Stock subject to options exercisable within 60 days after August 30, 2005.

(12)	Includes 1,643,747 shares of Common Stock subject to options exercisable within 60 days after August 30, 2005.

(13)	Mr. Rivers’ employment with the Company terminated on April 7, 2005.

(14)	Includes 33,334 shares of Common Stock subject to options exercisable within 60 days after August 30, 2005.

(15)	Consists of 454,164 shares of Common Stock subject to options exercisable within 60 days after August 30, 2005.

(16)	Includes 5,054,259 shares of Common Stock subject to options exercisable within 60 days after August 30, 2005.

PROPOSAL ONE: AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT
A ONE-FOR-EIGHT REVERSE SPLIT OF THE COMPANY’S COMMON STOCK
Proposed Reverse Stock Split
      The Company’s Board of Directors has unanimously approved, and recommended that the Company’s stockholders approve, an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a one-for-eight reverse split (the “Reverse Split”) of the Common Stock. If the Reverse Split is approved by the stockholders and implemented, each eight outstanding shares of Common Stock would be combined into one outstanding share of Common Stock, and each stockholder would receive cash in lieu of any fraction of a share the stockholder would otherwise be entitled to receive. You are being asked to approve the Reverse Split at the Meeting.
      In connection with the Reverse Split, the Company’s Amended and Restated Certificate of Incorporation would be amended to reduce the number of shares of Common Stock the Company is authorized to issue to 60 million shares. The complete text of the amendment that would be filed with the Secretary of State of the State of Delaware to effect the Reverse Split is set forth in Appendix A to this Proxy Statement, provided that this text is subject to amendment to include any changes required by the Secretary of State of the State of Delaware or that the Company’s Board of Directors deems necessary or advisable to effect the Reverse Split as described in this Proxy Statement.
      If approved by the stockholders and implemented, the Reverse Split will become effective at 5:00 p.m. on the effective date set forth in the amendment to the Company’s certificate of incorporation. If the stockholders approve the Reverse Split, the effective date will be established by the Company prior to the filing of the amendment in light applicable notice requirements. To avoid the existence of fractional shares of Common Stock following the Reverse Split, stockholders who would otherwise be entitled to receive a fractional share of Common Stock will instead receive cash as described in more detail below. The par value of the Company’s common stock would remain unchanged at $0.01. As of [ ● ] [ ● ], 2005, the Company had [ ● ] shares of Common Stock issued and outstanding. Assuming no change in the number of outstanding shares of Common Stock from that date until the date the Reverse Split is implemented, the Company would have [ ● ] shares of Common Stock issued and outstanding after implementation of the Reverse Split.
      If for any reason the Company’s Board of Directors deems it advisable, the Board of Directors may abandon the Reverse Split at any time, before, during or after the Meeting and prior to the filing of the certificate of amendment with the Secretary of State of the State of Delaware, without further action by the Company’s stockholders. Approval of the Reverse Split requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the Record Date, voting as a single class.
Reasons for the Reverse Stock Split
      The Board of Directors believes that the Reverse Split is in the best interest of the stockholders. The Company has recently undertaken a significant restructuring of its business and substantially reduced its cost structure to align it with the Company’s expected revenue, and the Board of Directors believes that the Company’s capital structure, which was established by Cabletron Systems, Inc., should also be restructured to more appropriately reflect the Company’s current business. In addition, the Board of Directors believes that the low trading price of the Common Stock has reduced the willingness of some customers, potential customers and other counterparties to enter into business relationships with the Company. The Board of Directors believes that the likely increase in the trading price of the Common Stock following the Reverse Spilt will help to alleviate these concerns.
      On May 10, 2005, the Company received a notice from the New York Stock Exchange (the “NYSE”) indicating that the Company was below the criterion for the NYSE’s continued listing standard requiring the average closing price of a security be not less than $1.00 over a consecutive thirty-day trading period. Under the NYSE’s rules, the Company must bring its share price and thirty-day average closing share price above $1.00 by six months following receipt of the notification to maintain its listing on the NYSE. Although as of [ ● ] [ ● ], 2005, the Common Stock had recently traded above $1.00 [and the thirty-day average closing price as of that date was also above $1.00], the trading price or the thirty-day average closing price may again drop below $1.00 prior to the conclusion of this six-month period. The Board of Directors believes that the Reverse Split is likely to result in a significant increase in the trading price of the Common Stock that substantially reduces any likelihood of the Company not satisfying the NYSE’s minimum trading price requirement for continued listing.
      Although the Board of Directors believes that the Reverse Split will produce a sufficiently high trading price for the Company’s Common Stock, many other factors, such as the Company’s financial results, market conditions and the state of the Company’s primary industry may adversely affect the market price of the Common Stock. As a result, the market price of the Common Stock may decline in the future, potentially jeopardizing the Company’s ability to meet the listing requirements of the NYSE. Even if the Company’s stock price satisfies the listing requirements of the NYSE, the Company may fail to meet other listing requirements, and be delisted. Any increase in liquidity of the Common Stock due to a higher price per share may be partially or entirely offset by a reduction in liquidity due to the fewer number of shares issued and outstanding after the proposed Reverse Split. Furthermore, the Reverse Split will increase the number of common stock holdings that are not divisible by 100, which may make these shares more difficult to sell and result in higher selling costs.
Effect of the Reverse Split

General
      If the Reverse Split is approved by the stockholders and implemented by the Board of Directors, the principal effect will be to decrease the number of outstanding shares of the Common Stock. Each eight shares of Common Stock immediately prior to the Reverse Split would become one share of Common Stock immediately after the Reverse Split. Proportionate voting rights and other rights of the holders of Common Stock will not be effected by the Reverse Split, other than as a result of the elimination of fractional shares. For example, a holder of 1.5% of the voting power of the Common Stock immediately prior to the Reverse Split will continue to hold approximately 1.5% of the voting power of the Common Stock immediately after the Reverse Split.
      The reduction in the number of outstanding shares of Common Stock which would result from the Reverse Split would effectively increase the number of shares of Common Stock authorized for issuance under the Company’s certificate of incorporation. However, the proposed amendment to the Company’s certificate of incorporation to effectuate the Reverse Split will also reduce the number of shares of Common Stock authorized for issuance to 60 million shares, a reduction in authorized shares that is approximately proportionate the ratio of the Reverse Split. The number of stockholders of record will not be effected by the Reverse Split except to the extent that accounts are eliminated due to the treatment of fractional shares.
      The Company intends to file a listing application with the NYSE with respect to the Reverse Split and expects that if the Reverse Split is approved and implemented, and the Company meets the NYSE’s requirements for continued listing, the Common Stock will continue to trade on the NYSE after the Reverse Split under the symbol “ETS.”

Effect on Stock Option Plans and Employee Stock Purchase Plan
      As of [ ● ] [ ● ], 2005, options to purchase [ ● ] shares of Common Stock were outstanding under the Company’s stock option plans, excluding options outstanding under the Company’s employee stock purchase plans. These options, including those outstanding under the Company’s employee stock purchase plans, include provisions for adjustments to the number of shares and exercise price in the case of an event like the Reverse Split. If the Reverse Split is implemented, each outstanding option to purchase shares of Common Stock would be automatically adjusted by decreasing the number of shares underlying the option and increasing the exercise price appropriately.
      For example, assuming the Reverse Split was implemented on [ ● ] [ ● ], 2005, there would be reserved for future issuance upon exercise of outstanding options a total of approximately [ ● ] shares of

Common Stock after the Reverse Split. Each outstanding option would thereafter evidence the right to purchase 12.5% of the shares of the Company’s Common Stock previously covered thereby, and the exercise price per share would be eight times the previous exercise price. In addition, the number of shares of Common Stock which remain available for future issuance under the Company’s stock option plans and employee stock purchase plan will be reduced by the same ratio as the Reverse Split.

Effect on Warrants
      As of [ ● ] [ ● ], 2005, there were outstanding warrants to purchase [ ● ] shares of the Company’s common stock with a weighted average exercise price of [ ● ] per share. All of these outstanding warrants include provisions for adjustments to the number of shares and exercise price in the case of an event like the Reverse Split. Similar to the Company’s outstanding options, if the Reverse Split is implemented, each outstanding warrant to purchase shares of Common Stock would be automatically adjusted by decreasing the number of shares underlying the warrant and increasing the exercise price appropriately.
Procedure for Implementing the Reverse Split

Fractional Shares
      The Company does not intend to issue fractional shares in connection with the Reverse Split. A stockholder who would be entitled to receive fractional shares because the number of shares of Common Stock held by the stockholder is not evenly divisible by eight will be entitled, upon surrender to the Company’s transfer agent of certificates representing the pre-Reverse Split shares of Common Stock, to cash payments (without interest) in lieu of the fractional shares to which the stockholder would otherwise be entitled. The amount of cash to be paid in lieu of issuing fractional shares of Common Stock will be based on the closing price of the Common Stock on the NYSE on the effective date of the Reverse Split. The ownership of a fractional interest will not give the holder any voting, dividend or other rights, except to receive this cash payment.
      Stockholders should be aware that, under the laws of various states, sums due for fractional interests that are not timely claimed after the Reverse Split may be required to be paid to a designated state agent, unless the Company or its transfer agent has received correspondence concerning ownership of these funds within specified time periods. Thereafter, stockholders otherwise entitled to receive these funds will have to obtain them directly from the state to which they were paid.

Exchange of Stock Certificates
      If the Reverse Split is implemented, stockholders will be required to exchange their existing stock certificates for new certificates. As soon as practicable after the Reverse Split, the Company’s transfer agent will send a letter of transmittal to each stockholder of record on the date the Reverse Split is implemented advising holders of the procedure for surrendering certificates representing shares of Common Stock prior to the Reverse Split in exchange for certificates representing shares of Common Stock after the Reverse Split. Stockholders will not have to pay a transfer or other fee in connection with the exchange of certificates.
YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE COMPANY’S TRANSFER AGENT.
      As soon as practicable after the surrender to the transfer agent of any certificate which represents shares of Common Stock, together with a duly executed letter of transmittal and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such certificate was issued, certificates representing the number of full shares of Common Stock into which the shares of Common Stock represented by the surrendered certificate have been reclassified. Each certificate representing shares of Common Stock will continue to bear any legends restricting the transfer of those shares that were borne by surrendered certificates representing shares of Common Stock held prior to the Reverse Split. In connection with the reverse stock split, the Common Stock will have a new CUSIP number assigned to it. This new

CUSIP number will appear on any new stock certificates issued representing shares of Common Stock after the Reverse Split.
      Until surrendered as described above, each certificate which immediately prior to the Reverse Split represented shares of Common Stock will be deemed at and after the Reverse Split to represent the number of full shares of Common Stock contemplated by the Reverse Split and the right to receive cash for any fractional shares. Until surrendering stock certificates for exchange, stockholders will not be entitled to receive any dividends or other distribution that may be declared and payable to holders of record.
      Any stockholder whose certificate for Common Stock has been lost, destroyed or stolen will be entitled to receive a certificate representing the shares of Common Stock into which such shares of Common Stock have been reclassified upon compliance with such requirements as the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.
      Any stockholders who hold Common Stock in uncertificated or “book entry” form will receive a notice from the transfer agent with respect to the Reverse Split and notifying each such holder of the number of shares of Common Stock they hold after the Reverse Split.

Accounting Effects of the Reverse Stock Split
      Following the effective date of the Reverse Split, the par value of the Common Stock will remain at $0.01 per share, and the number of outstanding shares of Common Stock will be reduced by the reverse stock split ratio. Accordingly, the aggregate par value of the issued and outstanding shares of the Common Stock, and therefore the capital account associated with the Common Stock, will be reduced, and the additional paid-in capital (capital paid in excess of the par value) will be increased in a corresponding amount for statutory and accounting purposes. If the Reverse Split is effected, all share and per share information in the Company’s financial statements will be restated to reflect the effects of the Reverse Split for all periods presented in future filings with the Securities and Exchange Commission. Total stockholders’ equity will remain unchanged.

No Appraisal Rights
      No appraisal rights are available to any stockholder who dissents from the proposal to approve the Reverse Split.
Federal Income Tax Consequences of the Reverse Stock Split
      The following discussion generally describes some of the federal income tax consequences of the Reverse Split to stockholders of the Company who hold their Common Stock as a capital asset. The following discussion does not address any foreign, state, local or alternative minimum income tax consequences. Moreover, the federal income tax consequences of the Reverse Split will vary among stockholders. The actual consequences for each stockholder will depend upon the specific facts and circumstances pertaining to each stockholder’s acquisition and ownership of the Common Stock, and the following discussion does not address tax consequences that may apply to stockholders in light of their particular circumstances or in light of special rules applicable to such stockholders.
      THUS, THE COMPANY MAKES NO REPRESENTATIONS CONCERNING THE TAX CONSEQUENCES FOR ANY OF ITS STOCKHOLDERS AND RECOMMENDS THAT EACH STOCKHOLDER CONSULT WITH HIS OR HER OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF THE REVERSE SPLIT, INCLUDING FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX.
      The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Split. However, the Company believes that, because the Reverse Split is not part of a plan to periodically increase a stockholder’s proportionate interest in the assets or earnings and profits of the Company, the proposed Reverse Split will have the following federal income tax effects:

1. A stockholder will not recognize taxable gain or loss as a result of the Reverse Split, except to the extent a stockholder receives cash in lieu of factional shares. Cash payments in lieu of fractional shares should be treated as if the fractional shares were issued to the stockholder and then redeemed by the Company for cash. A stockholder receiving such a payment should consult his or her own tax advisor regarding the tax effect of the redemption (i.e. capital gain or dividend treatment) in light of his or her particular facts and circumstances.

2. In the aggregate, a stockholder’s basis in the stockholder’s Common Stock immediately after the Reverse Split will equal the stockholder’s basis in the shares of Common Stock held by the stockholder immediately prior to the Reverse Split (excluding the basis allocated to fractional shares for which the stockholder is entitled to receive cash), and a stockholder’s holding period with respect to the Common Stock after the Reverse Split will include the stockholder’s holding period prior to the Reverse Split.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-EIGHT REVERSE SPLIT.
PROPOSAL TWO: POSSIBLE ADJOURNMENT OF THE MEETING
      If this proposal is approved, the Meeting may be adjourned or postponed by the Company’s Board of Directors or its chairman, in its or his discretion, if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the Meeting to approve the proposal to approve the amendment of the Company’s certificate of incorporation to effect a one-for-eight reverse split of the Common Stock.
      The affirmative vote of the holders of a majority of the shares of Common Stock properly cast on the proposal is required to approve this proposal.
      The Company’s Board of Directors recommends that stockholders vote “FOR” the approval of the proposal to permit the Company’s Board of Directors or its chairman, in its or his discretion, to adjourn or postpone the Meeting.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO PERMIT THE COMPANY’S BOARD OF DIRECTORS OR ITS CHAIRMAN, IN ITS OR HIS DISCRETION, TO ADJOURN OR POSTPONE THE MEETING.
OTHER BUSINESS
      The Board of Directors knows of no business to be brought before the Meeting which is not referred to in the accompanying Notice of Special Meeting. Should any such matters be presented, the persons named in the proxy will have the authority to take such action in regard to such matters as in their judgment seems advisable.
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
      Stockholder proposals intended to be presented at the Company’s 2006 Annual Meeting of Stockholders must be received by the Company no later than January 10, 2006 in order to be considered by the Company’s management to be included in the next annual proxy statement and related proxy materials. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission. If a stockholder wishing to present a proposal at the 2006 Annual Meeting of Stockholders (without regard to whether it will be included in the proxy materials for that meeting) fails to notify the Company by March 25, 2006 the proxies received by management for the meeting will confer discretionary authority to vote on any stockholder proposals properly presented at that meeting.

WHERE YOU CAN FIND MORE INFORMATION
      The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that the Company files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. In addition, stockholders may inspect material information concerning the Company at the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, New York 10005.
      You should rely on the information contained in this document to vote your shares at the Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [ ● ] [ ● ], 2005. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

APPENDIX A
CERTIFICATE OF AMENDMENT
to the
Amended and Restated Certificate of Incorporation
of
ENTERASYS NETWORKS, INC.
      Enterasys Networks, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of this Corporation and declaring said amendment to be advisable;

SECOND: That the stockholders of the Corporation have duly approved said amendment by the required vote of such stockholders, such required vote being a majority of the outstanding shares of the Common Stock, adopted at a special meeting of the stockholders of the Corporation duly called and held in accordance with the requirements of Section 222 of the General Corporation Law of the State of Delaware, such approval being in accordance with the terms of the Amended and Restated Certificate of Incorporation and Section 242 of the General Corporation Law of the State of Delaware;

THIRD: That the first sentence of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The total number of shares of stock that this Corporation shall have authority to issue is SIXTY MILLION (60,000,000) shares of Common Stock, $0.01 par value per share, and Two Million (2,000,000) shares of Preferred Stock, $1.00 par value per share.”

FOURTH: That Article IV of the Amended and Restated Certificate of Incorporation is hereby further amended by adding the following provision after the first paragraph of such article:

“As of 5:00 P.M. (Eastern Time) on [ ● ] [ ● ], 2005 (the “Effective Time”), each issued and outstanding share of the Corporation’s common stock (the “Pre-Split Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified as and reduced to ONE-EIGHTH (1/8) of a share of common stock (such reduction of shares designated as the “Reverse Stock Split”). The par value of the Corporation’s Common Stock following the Reverse Stock Split shall remain $0.01 per share. Each holder of a certificate or certificates of Pre-Split Common Stock shall be entitled to receive, upon surrender of such certificates to the Corporation’s transfer agent for cancellation, a new certificate or certificates for a number of shares equal to such holder’s Pre-Split Common Stock divided by eight, with any fraction resulting from such division rounded down to the nearest whole number (in each case, such fraction, if any, being a “Fractional Share”). No Fractional Shares will be issued for Pre-Split Common Stock in connection with the Reverse Stock Split. Each holder of Pre-Split Common Stock at the Effective Time who would otherwise be entitled to a Fractional Share shall, in lieu

A-1

thereof, receive a cash payment equal to (a) the Fractional Share multiplied by (b) the product of (i) the closing price of the Common Stock as reported on The New York Stock Exchange on the day in which the Effective Time occurs and (ii) eight.”

FIFTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of 5:00 P.M. (Eastern Time) on [ ● ] [ ● ], 2005 in accordance with the provisions of Section 103(d) of the General Corporation Law of the State of Delaware.
      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on this [ ● ]th day of [ ● ] 2005.

ENTERASYS NETWORKS, INC.

Name: Gerald M. Haines II

Title:	Executive Vice President

A-2

DETACH HERE
ENTERASYS NETWORKS, INC.
Proxy for the Special Meeting of Stockholders [ • ] [ • ], 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Richard S. Haak, Jr. and Gerald M. Haines II attorneys and proxies, with full power of substitution and re-substitution, to represent and to vote at the Special Meeting of Stockholders of Enterasys Networks, Inc. (the “Company”) to be held at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, on [ • ],[ • ] [ • ], 2005 at 10:00 a.m., and at any and all adjourned sessions thereof, all shares of common stock, par value $0.01 per share, of the Company which the undersigned could vote if present, in such manner as the proxy determines on any matters which may properly come before the meeting, as specified below.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” BOTH PROPOSALS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR BOTH PROPOSALS AND AT THE DISCRETION OF THE PROXY ON ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
Please sign exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

ENTERASYS NETWORKS, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694
Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/ets
OR

Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
If you vote over the Internet or by telephone, please do not mail your card.
Please register your vote by 5:00 p.m. on [ • ] [ • ], 2005 or sooner.
If you vote over the Internet or by telephone, please do not mail your card.
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
#CB0
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

[X]	Please mark votes as in this example.
1. To approve a proposal to amend the Enterasys Networks, Inc. (“Enterasys”) certificate of incorporation to effect a one-for-eight reverse split of the Enterasys common stock, par value $0.01 per share (“Common Stock”), and to reduce the number of shares of Common Stock Enterasys is authorized to issue to 60,000,000 shares:

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN
2. To permit the Enterasys Board of Directors or its chairman, in its or his discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the previous proposal:

[ ]	FOR	[ ]	AGAINST	[ ]	ABSTAIN
3. To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.
THE BOARD OF DIRECTORS OF ENTERASYS RECOMMENDS A VOTE “FOR” EACH PROPOSAL.

Mark box at right if an address change or comment has been noted on the reverse side of this card:	[ ]

Signature:	Date:	Signature:	Date: